EXHIBIT 99.1

News Release

TANGER REPORTS FIRST QUARTER 2012 RESULTS
Same Center NOI Increases 6.2%
Funds From Operations Increase 20.3%

Greensboro, NC, April 24, 2012, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”), a widely accepted supplemental measure of REIT performance, available to common shareholders increased 20.3% for the three months ended March 31, 2012 to $35.6 million, or $0.36 per share, as compared to FFO of $29.6 million, or $0.32 per share, for the three months ended March 31, 2011.

Steven B. Tanger, President and Chief Executive Officer, commented, “The first quarter was quite robust, as our industry continues to grow. This year is off to a strong start with healthy renewals and retenanting of space, as evidenced by the strong percentage gains posted in this quarter. Our expansion into the Canadian marketplace, with our joint venture partner RioCan, continues with the announcement of a strategic alliance with the Orlando Corporation to development an outlet center on land within the Heartland Town Centre, located in the western Greater Toronto Area.”

FFO for all periods shown was impacted by a number of charges as described in the summary below (dollars and number of shares in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2012	2011
FFO as reported	$35,640	$29,620
As adjusted for:
Acquisition costs	—	567
Abandoned development costs	—	158
AFFO adjustments from unconsolidated joint ventures (1)	686	—
Impact of above adjustments to the allocation of FFO to participating securities	(6)	(7)
Adjusted FFO ("AFFO")	$36,320	$30,338
Diluted weighted average common shares	98,690	92,685
AFFO per share	$0.37	$0.33
(1) Includes our share of acquisition costs, abandoned development costs and gain on early extinguishment of debt from unconsolidated joint ventures.

Net income available to common shareholders for the three months ended March 31, 2012 was $8.0 million or $0.09 per share, as compared to net income of $9.2 million, or $0.11 per share for the first quarter of 2011. Net income available to common shareholders for the 2012 and 2011 periods was also impacted by the charges described above.

Net income and FFO per share amounts above are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

First Quarter Highlights

•	6.2% increase in same center net operating income, compared to 6.0% increase last year

•	23.4% blended increase in average base rental rates on renewed and released space

•	97.3% period-end consolidated portfolio occupancy rate, compared to 96.7% last year

•	3.4% increase in reported tenant comparable sales for the rolling twelve months ended March 31, 2012 to $371 per square foot

•	5.1% increase in reported tenant comparable sales for the three months ended March 31, 2012

•	Began construction on Tanger Outlets Westgate, a new 330,000 square foot outlet center in Glendale, Arizona, with an expected opening in time for the 2012 holiday shopping season

•	Closed on a $250 million seven-year unsecured bank term loan which, based on Tanger's current credit ratings, bears interest at LIBOR plus 180 basis points

•	Raised the quarterly common share cash dividend 5.0% from $0.20 to $0.21 per share, $0.84 per share annualized, representing the 19th consecutive year of increased cash dividends

•	Announced an additional development site on land within the Heartland Town Centre, located in the western Greater Toronto Area

•	26.1% debt-to-total market capital ratio as of March 31, 2012

•	3.90 times interest coverage for the quarter ended March 31, 2012

National Portfolio Drives Operating Results

During the first quarter of 2012, Tanger executed 248 leases, totaling 1,141,000 square feet throughout its consolidated portfolio. Lease renewals during the first quarter of 2012 accounted for 921,000 square feet and generated a 14.5% increase in average base rental rates. Base rental increases on re-tenanted space during the first quarter averaged 57.9% and accounted for the remaining 220,000 square feet, resulting in a blended average increase in base rental rates on lease renewals and re-tenanted space of 23.4%.

Same center net operating income for Tanger's consolidated properties increased 6.2% for the first quarter of 2012, compared to a 6.0% increase last year. Reported tenant comparable sales for our consolidated properties for the rolling twelve months ended March 31, 2012 increased 3.4% to $371 per square foot while tenant comparable sales for the three months ended March 31, 2012 increased 5.1%.

Cash Dividend Increased

On April 5, 2012, Tanger announced that its Board of Directors approved a 5.0% increase in the annual cash dividend on its common shares from $0.80 per share to $0.84 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.21 per share for the first quarter ended March 31, 2012, which will be payable on May 15, 2012 to holders of record on April 30, 2012. The company has paid cash dividends each quarter and has raised its dividend each year since becoming a public company in May 1993.

Balance Sheet Summary

On February 24, 2012, Tanger announced the closing of a seven-year $250.0 million unsecured term loan.  The term loan is interest only and matures in February 2019. It is pre-payable without penalty beginning February 2015. Based on Tanger's current credit ratings, the loan has an initial interest rate of LIBOR plus 180 basis points. Tanger used the net proceeds of the term loan to reduce the outstanding balances on its unsecured revolving credit facilities and for general corporate purposes.

As of March 31, 2012, Tanger had a total market capitalization of approximately $3.98 billion including $1.04 billion of debt outstanding, equating to a 26.1% debt-to-total market capitalization ratio. As of March 31, 2012, 63.4% of Tanger's debt was at fixed interest rates and the company had $121.1 million outstanding on its $520.0 million in available unsecured lines of credit. During the first quarter of 2012, Tanger continued to maintain a strong interest coverage ratio of 3.90 times.

Investment Activities Provide Potential Future Growth
In August 2011, the company began construction on a new Tanger Outlet Center located in Texas City (Houston), Texas. The center will be located approximately 30 miles south of Houston and 20 miles north of Galveston on the highly traveled Interstate 45, off Exit 17 on Holland Road. Houston is the fourth largest U.S. city, and Galveston is a popular Gulf Coast getaway destination that attracts over 5 million visitors a year.  Tanger currently expects the center to be completed in time for and October 2012 grand opening and to feature over 90 brand name and designer outlet stores in the first phase of approximately 350,000 square feet, with ample room for expansion for a total build out of approximately 470,000 square feet.
On February 20, 2012, the company announced that construction had begun on Tanger Outlets Westgate in Glendale, Arizona. Situated on 38-acres, the outlet center will be located on Loop 101 and Glendale Avenue in Western Phoenix. This site is adjacent to Westgate City Center, Jobing.com Arena, University of Phoenix Stadium, Cabela's and The Renaissance Glendale Hotel and Spa. Tanger currently expects this center to be completed in time for a November 2012 grand opening and to offer some 85 brand name outlet stores in the first phase which will contain approximately 330,000 square feet.
On April 11, 2012, Tanger and RioCan Real Estate Investment Trust announced they have entered into an agreement with the Orlando Corporation to create a strategic alliance to develop a designer outlet center on land within the Heartland Town Centre. Located in the western Greater Toronto Area, Heartland Town Centre is Canada's largest power center with access to Highway 401.  The parties intend to add a newly designed ground up outlet center of approximately 312,000 square feet to the highly productive 2 million square feet of retail space currently at Heartland Town Centre.
Tanger has announced two additional domestic sites located in Scottsdale, Arizona and in National Harbor, a waterfront resort in the Washington, DC metro area. Additionally, Tanger and RioCan have announced a Canadian site in Kanata, Ontario in the Ottawa market as well as plans to expand Tanger Outlets Cookstown from 157,000 square feet to approximately 320,000 square feet. All of these projects are currently in the predevelopment phase.

2012 FFO Per Share Guidance
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders for 2012 will be between $0.60 and $0.66 per share and its FFO available to common shareholders for 2012 will be between $1.57 and $1.63 per share.
The company's earnings estimates reflect a projected increase in same-center net operating income of between 4% and 5%.  The company's estimates do not include the impact of any rent termination fees, any additional potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties. The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the twelve months ended December 31, 2012:
	Low Range	High Range
Estimated diluted net income per share	$0.60	$0.66
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	0.97	0.97
Estimated diluted FFO per share	$1.57	$1.63

First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Wednesday, April 25, 2012, at 10:00 a.m. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers First Quarter 2012 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link on www.tangeroutlet.com. A telephone replay of the call will be available from April 25, 2012 at 1:00 p.m. eastern time through 11:59 p.m., May 2, 2012 by dialing 1-855-859-2056, conference ID # 66789344. An online archive of the broadcast will also be available through May 2, 2012.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 39 upscale outlet shopping centers in 25 states coast to coast and in Canada, totaling approximately 11.9 million square feet leased to close to 2,500 stores operated by more than 435 different brand name companies. More than 175 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2012. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO per share, same center net operating income as well as other statements regarding the expected timing of the grand openings of the current developments, the company's implementation and progress of its outlet strategy in Canada through a joint venture with RioCan Real Estate Investment Trust, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, coverage of the current dividend and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Contact:    Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2012	2011
REVENUES
Base rentals (a)	$57,219	$46,219
Percentage rentals	1,744	1,391
Expense reimbursements	23,476	21,205
Other income	1,804	1,924
Total revenues	84,243	70,739
EXPENSES
Property operating	26,088	24,108
General and administrative	10,020	6,767
Acquisition costs (b)	—	567
Abandoned development costs (c)	—	158
Depreciation and Amortization	25,515	17,965
Total expenses	61,623	49,565
Operating income	22,620	21,174
Interest expense	12,334	10,325
Income before equity in losses of unconsolidated joint ventures	10,286	10,849
Equity in losses of unconsolidated joint ventures	(1,452)	(32)
Net income	8,834	10,817
Noncontrolling interests in Operating Partnership	(713)	(1,419)
Noncontrolling interests in other consolidated partnerships	7	—
Net income attributable to Tanger Factory Outlet Centers, Inc.	8,128	9,398
Allocation of earnings to participating securities	(158)	(192)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$7,970	$9,206

Basic earnings per common share:
Net income	$0.09	$0.11

Diluted earnings per common share:
Net income	$0.09	$0.11

a.	Includes straight-line rent and market rent adjustments of $1,345 and $948 for the three months ended March 31, 2012 and 2011, respectively.

b.	Represents potential acquisition related expenses incurred during the three months ended March 31, 2011.

c.	Represents the write-off of costs associated with abandoned development projects for the three months ended March 31, 2011.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Rental property
Land	$148,002	$148,002
Buildings, improvements and fixtures	1,773,055	1,764,494
Construction in progress	4,545	3,549
	1,925,602	1,916,045
Accumulated depreciation	(530,150)	(512,485)
Rental property, net	1,395,452	1,403,560
Cash and cash equivalents	10,787	7,894
Investments in unconsolidated joint ventures	48,483	28,481
Deferred lease costs and other intangibles, net	115,157	120,636
Deferred debt origination costs, net	10,775	8,861
Prepaids and other assets	54,304	52,383
Total assets	$1,634,958	$1,621,815

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $2,171 and $2,237 respectively)	$547,829	$547,763
Unsecured note (net of discount of $656 and $692, respectively)	259,344	9,308
Mortgages payable (including premium of $7,169 and $7,434, respectively)	110,483	111,379
Unsecured lines of credit	121,073	357,092
Total debt	1,038,729	1,025,542
Construction trade payables	15,698	13,656
Accounts payable and accrued expenses	43,165	37,757
Other liabilities	16,399	16,428
Total liabilities	1,113,991	1,093,383

Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 92,627,388 and 86,727,656 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively (1)	926	867
Paid in capital (1)	751,633	720,073
Accumulated distributions in excess of net income	(271,941)	(261,913)
Accumulated other comprehensive income	1,449	1,535
Equity attributable to Tanger Factory Outlet Centers, Inc.	482,067	460,562
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership (1)	32,068	61,027
Noncontrolling interests in other consolidated partnerships	6,832	6,843
Total equity	520,967	528,432
Total liabilities and equity	$1,634,958	$1,621,815
(1) As of March 31, 2012, reflects the exchange of 1,492.865 units of the Operating Partnership owned by noncontrolling interests into 5,971,460 common shares of the company.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended
	March 31,
	2012	2011
FUNDS FROM OPERATIONS (a)	$8,834	$10,817
Net income
Adjusted for:
Depreciation and amortization uniquely significant to real estate - consolidated	25,301	17,807
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	1,815	1,306
Funds from operations (FFO)	35,950	29,930
FFO attributable to noncontrolling interests in other consolidated partnerships	(2)	—
Allocation of earnings to participating securities	(308)	(310)
Funds from operations available to common shareholders	$35,640	$29,620
Funds from operations available to common shareholders per share - diluted	$0.36	$0.32

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	89,671	80,353
Effect of notional units	1,096	—
Effect of senior exchangeable notes	—	125
Effect of outstanding options	65	74
Diluted weighted average common shares (for earnings per share computations)	90,832	80,552
Convertible operating partnership units (b)	7,858	12,133
Diluted weighted average common shares (for funds from operations per share computations)	98,690	92,685

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	10,726	9,368
Partially owned - unconsolidated	1,193	948

Outlet centers in operation -
Consolidated	36	32
Partially owned - unconsolidated	3	2

States operated in at end of period (c)	24	21
Occupancy at end of period (c)	97.3%	96.7%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.	Excludes Wisconsin Dells, Wisconsin; Deer Park, New York and Cookstown, Ontario properties which we have ownership interests in but are held in unconsolidated joint ventures.